Exhibit 99.1
For Immediate Release:   May 19, 2009

Bridge Bank Names Allen ‘Al’ Williams
Chief Credit Officer

San Jose, CA – May 19, 2009 – Bridge Capital Holdings (NASDAQ: BBNK), whose subsidiary is Bridge Bank, National Association, a full-service professional business bank headquartered in Silicon Valley, announced today that veteran business banker Allen “Al” Williams has joined the Bank as Executive Vice President and Chief Credit Officer.

“We are grateful to have a professional business banker with the credentials of Al Williams join Bridge Bank, especially in today’s environment,” said Daniel P. Myers, President and Chief Executive Officer of Bridge Capital Holdings and Bridge Bank, N. A.  “Al’s proven experience and leadership in credit management through good and challenging economic cycles will ensure that Bridge Bank will be among the best positioned banks to take advantage of the recovery when it arrives.”

Mr. Williams has 32 years of commercial business banking experience, all with Comerica Bank.  From 1976 to 1992, he advanced through a variety of credit production, commercial lending, credit administration and management roles within the bank at its Detroit, Michigan headquarters.  When Comerica bought San Jose based Plaza Bank of Commerce in 1992, as that bank’s entry into the California market, Mr. Williams relocated to California to help develop Comerica’s credit administration function in its western market.  From 1998 to 2003, he managed the San Jose middle market groups.  In 2003, Mr. Williams was named Chief Credit Officer of the Western division of Comerica Bank.  In that role, he was responsible for managing a staff of approximately 180, including credit officers, credit analysts and asset-based field examiners overseeing the western division’s middle market, technology, entertainment, and small business credit portfolios in California and Arizona.

“I’ve seen Bridge Bank establish itself in our market as a standout performer for its clients, even in these uniquely difficult economic times,” said Al Williams.  “I look forward to leading the credit management effort to support the Silicon Valley market as Bridge Bank continues to be a reliable and consistent provider of business credit.”

Mr. Williams holds a B.S. in Business Administration and a Masters in Business Administration, both from the University of Michigan in Ann Arbor.

About Bridge Capital Holdings

Bridge Capital Holdings is the holding company for Bridge Bank, National Association.  Bridge Capital Holdings was formed on October 1, 2004 and holds a Global Select listing on The NASDAQ Stock Market under the trading symbol BBNK.  For additional information, visit the Bridge Capital Holdings website at www.bridgecapitalholdings.com.

About Bridge Bank, N.A.

Bridge Bank, N.A. is Silicon Valley’s full-service professional business bank.  The Bank is dedicated to meeting the financial needs of small and middle market companies, and emerging technology businesses, in Silicon Valley, Northern California, and the Nation.  Bridge Bank provides its clients with a comprehensive package of business banking solutions delivered through experienced, professional bankers.  For additional information, visit the Bridge Bank website at http://www.bridgebank.com.

Contacts

Daniel P. Myers	Thomas A. Sa
President	Executive Vice President
Chief Executive Officer	Chief Administrative Officer, Chief Financial Officer
408.556.6510	408.556.8308
dan.myers@bridgebank.com	tom.sa@bridgebank.com

Forward-Looking Statements

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and are subject to the safe harbors created by that Act.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could," or "may."  Forward-looking statements describe future plans, strategies and expectations.  Forward-looking statements are based on currently available information, expectations, assumptions, projections, and management's judgment about the Company, the banking industry and general economic conditions.  These forward-looking statements are not guarantees of future performance, nor should they be relied upon as representing management's views as of any subsequent date.  Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely.

Forward-looking statements involve significant risks and uncertainties and actual results may differ materially from those presented, either expressed or implied, in this press release.  Factors that might cause such differences include, but are not limited to: the Company's ability to successfully execute its business plans and achieve its objectives; changes in general economic, real estate and financial market conditions, either nationally or locally in areas in which the Company conducts its operations; changes in interest rates; new litigation or changes in existing litigation; future credit loss experience; increased competitive challenges and expanding product and pricing pressures among financial institutions; legislation or regulatory changes which adversely affect the Company's operations or business; loss of key personnel; changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies; and the ability to satisfy requirements related to the Sarbanes-Oxley Act and other regulation on internal control.

The reader should refer to the more complete discussion of such risks in Bridge Capital Holdings' annual reports on Forms 10-K and quarterly reports on Forms 10-Q on file with the Securities and Exchange Commission.  The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.

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